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                                                                   EXHIBIT 10.11


                           TRADEMARK LICENSE AGREEMENT

         This TRADEMARK LICENSE AGREEMENT (this "Agreement") dated as of July 1, 1999 by and between VITAMINSHOPPE.COM, INC., a Delaware corporation ("VitaminShoppe.com"), and VITAMIN SHOPPE INDUSTRIES INC., a New York corporation ("VSI"),

                              W I T N E S S E T H:

         WHEREAS, VitaminShoppe.com desires to license certain intellectual property from VSI, and VSI desires to grant VitaminShoppe.com a license to use such intellectual property, on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, the parties agree as follows:

         1.       DEFINITIONS.

         "Content" means any text, graphics, photographs, video, audio or other data or information containing a Mark.

         "Intellectual Property Rights" means all inventions, discoveries, trademarks, patents, trade names, copyrights, moral rights, jingles, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, computer programs, computer discs, computer tapes, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not the same may be registered (or otherwise subject to legally enforceable restrictions or protections against unauthorized third-party usage), and any and all applications for, registrations of and extensions, divisions, renewals and reissuances of any of the foregoing, including without limitation rights under any royalty or licensing agreements and programming and programming rights, whether on film, tape or any other medium, but shall not include any Licensed Materials (as such term is defined in the Database Agreement dated of even date herewith by and between VitaminShoppe.com and VSI, the terms of which agreement are incorporated herein by reference).

         "Internet" means a global network of interconnected computer networks (including without limitation any subset of such global network such as intranets) that use the Transmission Control Protocol/Internet Protocol (or such other standard network interconnection protocols as may be adopted from time to time) and that transmit Content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether the Content is delivered through on-line browsers, off-line browsers, "push" technology, electronic mail, broadband distribution, satellite, wireless or otherwise.

         "Mark" means one of the names, trademarks or registered trademarks set forth on Exhibit A, as it may be amended from time to time, together with associated logos, designs and trade dress.
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         "Net Sales" means the net sales of VitaminShoppe.com and its subsidiaries derived from all sales of The Vitamin Shoppe(R) brand products or any other products that are identified by or branded with any Mark.

         "Network" means any website or service delivering Content on or through the Internet that is owned or controlled by VitaminShoppe.com.

         "Person" means any natural person, legal entity or other organized group of persons or entities.

         "Related Content" means work that may be copyrighted and that is owned or controlled by VSI and used by VSI in connection with a Mark.

         "Scope" means in online commerce, on or through the Internet, as an Internet domain name and for promotional purposes in any media incidental to the foregoing, but not in connection with gambling services or pornographic products and services.

         2. LICENSE. (a) VSI hereby grants to VitaminShoppe.com, subject to the terms and conditions contained herein, an exclusive, worldwide, nontransferable license to use and reproduce the Marks and all Related Content owned or controlled by VSI within the Scope in conjunction with VitaminShoppe.com's (i) marketing or sale of products and services and (ii) use on Internet web pages. In addition, VSI hereby grants to VitaminShoppe.com the right to sublicense any Mark for marketing of its products and services within the Scope as VitaminShoppe.com shall deem necessary or appropriate in the conduct of its business, provided that VitaminShoppe.com shall obtain the prior written permission of VSI, which permission shall not be unreasonably withheld or delayed, to sublicense any Mark. VSI shall not grant a similar license or authorize a similar license to be granted to any other Person. This paragraph 2(a) shall not prohibit the use of any Mark or Related Content by VSI or its affiliates and subsidiaries outside the Scope.

         (b) VSI shall have the right to demand the withdrawal of any Content from web pages on the Network on which the Marks and Related Content appear, if such Content in VSI's sole discretion (i) conflicts with, interferes with or is detrimental to VSI's reputation or (ii) may subject VSI to unfavorable regulatory action, violate any law, infringe the rights of any Person or subject VSI to liability for any reason. Upon notice from VSI to withdraw any Content, VitaminShoppe.com shall in its discretion either cease to use any such Content on such web pages or remove the Marks and Related Content from such web pages, in either case as soon as commercially and technically feasible, but in any event within three days after the date of notice by VSI. If VitaminShoppe.com cannot cease to use any such Content or remove any such Marks and Related Content, as the case may be, within 24 hours, then VitaminShoppe.com shall so notify VSI in writing, which writing shall state the reasons that the cessation or removal cannot be timely effected and the time at which the cessation or removal will be effected.

         (c) VitaminShoppe.com may market and sell The Vitamin Shoppe(R) brand products at prices less than VSI's monthly promotional prices in effect from time to time; provided that VitaminShoppe.com (i) obtains the written permission of VSI, which may be withheld only if


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VSI reasonably believes that such marketing and sales activities would materially impact its ability to market and sell The Vitamin Shoppe(R) brand products through its retail stores catalog operations while VitaminShoppe.com's lower pricing is in effect, or (ii) notifies VSI of any such promotion (A) 10 business days prior to the commencement date for promotions involving 60 SKUs or less which are to continue for 31 days or less or (B) 60 days prior to the commencement date for promotions involving more than 60 SKUs or for promotions which will continue for more than 31 days.

         3. USE AND OWNERSHIP OF MARKS. (a) The Marks are owned or controlled by VSI. VSI hereby agrees to, at its expense, use commercially reasonable efforts to commence the federal trademark registration process for "VitaminShoppe.com" within 60 days of the date hereof and to prosecute such registration to completion. Any goodwill generated by VitaminShoppe.com's use of any Mark shall inure to VSI's benefit. Nothing contained herein shall constitute an assignment of the Marks or shall grant to VitaminShoppe.com any right, title or interest therein, except as specifically set forth herein. As between VitaminShoppe.com and VSI, (i) VSI is and shall be the exclusive owner of and shall retain all right, title and interest to the Marks and all Intellectual Property Rights therein and (ii) VitaminShoppe.com is and shall be the exclusive owner of and shall retain all right, title and interest to the Network and all Intellectual Property Rights therein other than the Marks. VitaminShoppe.com waives any and all rights it may have to question, contest or challenge, either during or after the term of this Agreement, VSI's ownership of any Mark. VitaminShoppe.com shall not attempt to register any Mark.

         (b) If, during the term of this Agreement, VitaminShoppe.com shall create any proprietary right in any Mark, as a result of the exercise by VitaminShoppe.com of any right granted hereunder, such proprietary right shall immediately vest in VSI. Notwithstanding the foregoing, VitaminShoppe.com shall be entitled to use any such new proprietary right as though it had specifically been included in this Agreement.

         (c) VitaminShoppe.com shall not file any application in any country to register a trademark which is the same as or confusingly similar to any Mark or any other trademark of VSI. If any application for registration is filed in contravention of this paragraph 3(c), VSI may take appropriate action against VitaminShoppe.com to prohibit or otherwise restrain VitaminShoppe.com's use of the Mark for which the application was filed.

         (d) VitaminShoppe.com shall maintain VSI's quality standards with respect to its use of the Marks, shall maintain the prestige and goodwill of the Marks, shall not take any action that would materially denigrate the value of any of the Marks and shall use the Marks in compliance with any restrictions or requirements reasonably requested by VSI to maintain such quality standards.

         (e) VitaminShoppe.com shall furnish VSI samples or proofs of all materials bearing any Mark (including without limitation advertising and publicity materials). All materials that bear any Mark shall strictly conform with such samples or proofs. VSI shall approve or disapprove of the use of such materials within five business days of its receipt of the applicable


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samples or proofs. Any materials not specifically disapproved by VSI in accordance with the preceding sentence shall be deemed approved.

         (f) If VitaminShoppe.com learns of any infringement, threatened infringement or passing off of the Marks, or that any Person claims or alleges that any Mark is liable to cause deception or confusion to the public, then VitaminShoppe.com shall promptly notify VSI. At its expense and with VSI's prior written approval, VitaminShoppe.com shall take such action, including without limitation commencing litigation or other legal proceedings, that VitaminShoppe.com considers to be necessary to protect the Marks from infringement by any person or party, and VitaminShoppe.com shall be entitled to all amounts received in connection with such action. If VSI does not grant such approval within 60 days after VitaminShoppe.com's request therefor, then VSI shall take such action as VSI considers to be necessary to protect the Marks from infringement. Nothing in this Agreement shall limit or impair VSI's rights, during or after the term of this Agreement, to protect any Mark from infringement by any person or entity, including VitaminShoppe.com.

         (g) Upon the termination of this Agreement, VitaminShoppe.com shall cease all use of the Marks and Related Content, as soon as commercially and technically practicable, and shall remove or erase the Marks and Related Content from the Network and any advertising and promotional materials, as soon as commercially and technically practicable, given customary Internet business practices, but in no event shall any such material remain on the Network more than 30 days after termination of this Agreement. At VSI's request, VitaminShoppe.com shall certify in writing to VSI such removal or erasure.

         (h) Notwithstanding anything contained in this Agreement to the contrary, VitaminShoppe.com shall have the right to use and control the VitaminShoppe.com URL for a period of one year following the termination of this Agreement for the sole purpose of redirecting customers arriving at the VitaminShoppe.com URL to a replacement website owned or controlled by VitaminShoppe.com.

         (i) VitaminShoppe.com shall cause the notice "(R)" or "(TM)" or "(sm)" and/or the legend "[Description of Mark] is a trademark [service mark] of Vitamin Shoppe Industries Inc. and is used under license" (or such other legend as VSI may reasonably request from time to time), to appear on promotional materials and, to the extent consistent with general Internet practices, on or in connection with services provided by VitaminShoppe.com.

         (j) Each party shall take all action and cooperate as is reasonably necessary, at the other party's request and expense, to protect the other's respective rights, titles and interests specified in this paragraph 3. Each party shall execute any documents that may be necessary to perfect the other's ownership of such rights, titles and interests.

         (k) VitaminShoppe.com shall not use the License granted to it hereunder in connection with the manufacture or distribution of its own proprietary brand of vitamins, minerals, nutritional supplements or any other nutritional or non-prescription health-related products unless such products are purchased by VitaminShoppe.com from VSI for resale under VitaminShoppe.com's proprietary brand.


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         4. ROYALTY. (a) In consideration of the rights herein granted,
VitaminShoppe.com shall pay VSI an annual royalty of $1,000,000, payable in equal quarterly increments of $250,000 on the date of this Agreement and on each October 1, January 1, April 1 and July 1 thereafter during the term of this Agreement. Such annual royalty shall be prorated to reflect any partial year during the term of this Agreement.

         (b) In addition to the annual royalty described in paragraph 4(a), VitaminShoppe.com shall pay VSI a royalty based on the following percentages of annual Net Sales:

               5% of Net Sales up to and including $25 million
               4% of Net Sales over $25 million but not more than $50 million 3% of Net Sales over $50 million but not more than $75 million 2% of Net Sales over $75 million but not more than $100 million 1% of Net Sales over $100 million

In order to calculate the amount of such royalty, VitaminShoppe.com shall compute Net Sales as of each March 31, June 30, September 30 and December 31 for the calendar year or portion thereof then ended. Anything in this paragraph 4(b) to the contrary notwithstanding, for the year ending December 31, 1999 in addition to the annual royalty described in paragraph 4(a), VitaminShoppe.com shall pay VSI a royalty of 5% of Net Sales between July 1, 1999 and December 31, 1999. Within 60 days after each date of determination, VitaminShoppe.com shall deliver to VSI a statement of cumulative Net Sales from January 1 (or in the case of 1999, from July 1) to the date of determination and shall pay to VSI the royalty amount due hereunder, less any amounts previously paid in respect of the current calendar year under this paragraph 4(b). Acceptance by VSI of any statement or payment shall not preclude VSI from challenging the accuracy thereof.

         (c) VitaminShoppe.com shall maintain accurate books and records which reflect Net Sales. At its own expense, VSI or its representatives may examine and copy such books and records as provided in this paragraph 4(c). VSI and its representatives may make examinations only during usual business hours and at the place at which VitaminShoppe.com usually keeps its books and records. VSI shall be required to notify VitaminShoppe.com at least ten days before the date of planned examination. If an examination has not been completed within two months from commencement, VitaminShoppe.com may require VSI to terminate the examination on seven days notice to VSI, so long as VitaminShoppe.com has cooperated with VSI in the examination of such books and records.

         5. REPRESENTATIONS AND WARRANTIES. (a) VitaminShoppe.com represents and warrants that (i) the Network, any Content on the Network and any Content developed or furnished by VitaminShoppe.com hereunder (other than the Marks) and the use thereof will not infringe upon or violate any rights of any Person, (ii) the Network will be advertised, distributed, transmitted and licensed in compliance with all applicable federal, state, local and foreign laws and in a manner that will not reflect adversely on VSI, (iii) it has full power and authority to enter into and perform this Agreement and (iv) this Agreement constitutes its valid and binding obligation enforceable in accordance with its terms.


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         (b) VSI represents and warrants that (i) it either owns or has a valid license to use the Marks and Related Content and has sufficient right and authority to grant to VitaminShoppe.com all licenses and rights granted hereunder, (ii) the Marks (other than the Vitamin Shoppe Frequent Buyer Program and, to our knowledge, that Mark) and Related Content licensed by it hereunder and the use thereof as permitted pursuant to this Agreement will not violate any law or infringe upon or violate any rights of any Person, (iii) the execution, delivery and performance by VSI of this Agreement will not conflict with, or result in a breach or termination of or constitute a default under, any lease, agreement, commitment or other instrument to which VSI is a party, (iv) it has full power and authority to enter into and perform this Agreement and (v) this Agreement constitutes its valid and binding obligation enforceable in accordance with its terms.

         6. NON-COMPETITION. (a) VSI shall not, during the term of this Agreement and for a period of two years following the termination of this Agreement, directly or indirectly engage in, either as principal, agent, consultant, proprietor or stockholder or participate in the ownership, management, operation or control of any other business engaged in any activity which is or may reasonably be construed to be competitive, directly or indirectly, in whole or in part, with the principal business of VitaminShoppe.com anywhere in the world as conducted during the term of this Agreement. The provisions of this paragraph 6(a) shall expressly apply to any business that directly or indirectly markets or distributes through the Internet vitamins, minerals, nutritional supplements or any other nutritional or non-prescription health-related products or any other products produced, marketed or sold by VitaminShoppe.com during the term of this Agreement (an "Online VSM Business"). Nothing in this paragraph 6 shall prohibit VSI from being a passive owner in the aggregate of not more than 5% of the outstanding capital stock of a corporation which is publicly traded, so long as VSI does not participate in any capacity or in any manner in the business or affairs of such corporation other than as a minority stockholder. If VSI or any Person controlled by, controlling or under common control with VSI (other than VitaminShoppe.com or a financial investor in VSI that may be deemed to control VSI only as a result of its having a designee on the board of directors of VSI) undertakes any action which VSI is prohibited from undertaking pursuant to this paragraph 6(a), such action shall constitute a material breach of this Agreement by VSI.

         (b) VitaminShoppe.com shall not, during the term of this Agreement and for a period of two years following the termination of this Agreement, directly or indirectly engage in, either as principal, agent, consultant, proprietor or stockholder or participate in the ownership, management, operation or control of any other business engaged in any activity which is or may reasonably be construed to be competitive, directly or indirectly, in whole or in part, with the principal business of VSI anywhere in the world as conducted during the term of this Agreement. The provisions of this paragraph 6(b) shall expressly apply to any business that manufactures, markets or distributes through retail or direct marketing channels (including without limitation print catalogs and mail-order but excluding the Internet) vitamins, minerals, nutritional supplements or any other nutritional or non-prescription health-related products anywhere in the world or any other products produced, marketed or distributed by VSI during the term of this Agreement (an "Offline VSM Business"). Nothing in this paragraph 6(b) shall prohibit VitaminShoppe.com from being a passive owner in the aggregate of not more than 5% of the outstanding capital stock of a corporation which is publicly traded, so long as


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VitaminShoppe.com does not participate in any capacity or in any manner in the business or affairs of such corporation other than as a minority stockholder. If VitaminShoppe.com or any Person controlled by, controlling or under common control with VitaminShoppe.com (other than VSI or a financial investor in VitaminShoppe.com that may be deemed to control VitaminShoppe.com only as a result of its having a designee on the board of directors of VitaminShoppe.com) undertakes any action which VitaminShoppe.com is prohibited from undertaking pursuant to this paragraph 6(b), such action shall constitute a material breach of this Agreement by VitaminShoppe.com.

         (c) Without the prior written consent of VSI, VitaminShoppe.com shall not, during the term of this Agreement and for a period of two years following the termination of this Agreement, directly or indirectly cause a computer terminal, kiosk or other similar electronic mechanism capable of providing access to the Internet to be installed within one-half mile of any VSI urban retail store or within five miles of any VSI suburban retail store. For purposes of this paragraph 6(c), "urban" and "suburban" shall have the meanings ascribed to them in the Co-Marketing Agreement dated of even date herewith by and between VSI and VitaminShoppe.com, the terms of which agreement are incorporated herein by reference. If VitaminShoppe.com or any Person controlled by, controlling or under common control with VitaminShoppe.com (other than VSI or a financial investor in VitaminShoppe.com that may be deemed to control VitaminShoppe.com only as a result of its having a designee on the board of directors of VitaminShoppe.com) undertakes any action which VitaminShoppe.com is prohibited from undertaking pursuant to this paragraph 6(c), such action shall constitute a material breach of this Agreement by VitaminShoppe.com.

         7. RIGHT OF FIRST REFUSAL. (a) Within ten days following the acquisition by VSI of a business that contains a business component which would constitute an Online VSM Business if it were operating as a separate company (an "Online VSM Business Component"), VSI shall give VitaminShoppe.com notice of such acquisition. Such notice shall contain (i) a description of the Online VSM Business Component in sufficient detail to permit VitaminShoppe.com to make an informed decision about whether to acquire or license the business component and
(ii) an offer to sell the Online VSM Business Component to VitaminShoppe.com on the terms and conditions contained in such notice (a "VSI Offer"). VitaminShoppe.com shall have 30 days following its receipt of a VSI Offer to agree to purchase the Online VSM Business Component on the terms contained therein. During such 30-day period, upon VitaminShoppe.com's written request, VSI shall promptly provide VitaminShoppe.com with such additional information as VitaminShoppe.com reasonably requests regarding the Online VSM Business Component, pursuant to a confidentiality agreement between the parties on mutually agreeable terms. If VitaminShoppe.com fails to notify VSI of its intention to purchase or license the Online VSM Business Component from VSI in accordance with this paragraph 7(a), then VSI shall use commercially reasonable efforts to enter into a letter of intent to sell or license the Online VSM Business Component to a third party and to consummate such sale or license within 90 days. If such sale or license is not consummated within 90 days, then VSI shall promptly cease to operate such Online VSM Business Component.

         (b) Within ten days following the acquisition by VitaminShoppe.com of a business that contains a business component which would constitute an Offline VSM Business if it were


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operating as a separate company (an "Offline VSM Business Component"),
VitaminShoppe.com shall give VSI notice of such acquisition. Such notice shall contain (i) a description of the Offline VSM Business Component in sufficient detail to permit VSI to make an informed decision about whether to acquire or license the business component and (ii) an offer to sell the Offline VSM Business Component to VSI on the terms and conditions contained in such notice (a "VitaminShoppe.Com Offer"). VSI shall have 30 days following its receipt of a VitaminShoppe.com Offer to agree to purchase the Offline VSM Business Component on the terms contained therein. During such 30-day period, upon VSI's written request, VitaminShoppe.com shall promptly provide VSI with such additional information as VSI reasonably requests regarding the Offline VSM Business Component, pursuant to a confidentiality agreement between the parties on mutually agreeable terms. If VSI fails to notify VitaminShoppe.com of its intention to purchase or license the Offline VSM Business Component from VitaminShoppe.com in accordance with this paragraph 7(b), then VitaminShoppe.com shall use commercially reasonable efforts to enter into a letter of intent to sell or license the Offline VSM Business Component to a third party and to consummate such sale or license within 90 days. If such sale or license is not consummated within 90 days, then VitaminShoppe.com shall promptly cease to operate such Offline VSM Business Component.

         (c) The rights of first refusal contained in paragraphs 7(a) and 7(b) shall continue in full force and effect during the term of this Agreement and for a period of two years following the termination of this Agreement.

         8. TERM. (a) This Agreement shall commence on the date hereof and continue for an indefinite period in full force and effect until it is terminated in accordance with this paragraph 8.

         (b) Either party shall have the right but not the obligation to terminate this Agreement immediately if at any time:

                  (i) the other party shall be in material breach of any of its obligations hereunder, and such breach shall not be cured within 20 days after receipt of written notice thereof;

                  (ii) the other party shall be the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors;

                  (iii) the other party shall become the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors, and such petition or proceeding shall not be dismissed within 60 days of filing;

                  (iv) the business of the other party shall be liquidated or otherwise terminated on any basis; or

                  (v) the other party shall become insolvent or unable to pay its debts as they become due.


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         (c) VitaminShoppe.com shall have the right but not the obligation to terminate this Agreement at any time upon 180 days prior notice to VSI.

         (d) A party may exercise its right to terminate pursuant to this paragraph 8 by written notice to the other party. No exercise by a party of its rights under this paragraph 8 shall limit its remedies by reason of the other party's default, the party's rights to exercise any other rights under this paragraph 8 or any other rights of that party.

         9. INJUNCTIVE RELIEF. The parties acknowledge that money damages would not adequately compensate it in the event of a breach by the other party of such other party's obligations hereunder and that injunctive relief would be essential for each party to protect its rights hereunder. Accordingly, each party shall be entitled to injunctive relief if the other party is in breach of any of its representations, warranties or obligations hereunder, in addition to any other relief to which each party may be entitled at law or in equity.

         10. MISCELLANEOUS. (a) Neither party may assign this Agreement or its rights and obligations hereunder in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the foregoing, either party may assign this Agreement or its rights and obligations hereunder to any entity controlled by it or to any entity by which it is acquired by merger, purchase of capital stock, transfer of substantially all assets or otherwise; provided that such entity shall thereafter succeed to all obligations of such party under this Agreement.

         (b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflicts of law of such state.

         (c) Each party hereto irrevocably and unconditionally consents to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York for the purposes of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or documents by United States registered mail to such party's address set forth pursuant to paragraph 10(e) shall be effective service of process for any action, suit or proceeding in respect to any matters to which such party has submitted to jurisdiction in this paragraph 10(c). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York. Each party irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in either such court has been brought in an inconvenient forum.


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         (d) If any provision of this Agreement or any portion thereof, or the application of any such provision or portion thereof, to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or the remaining portion thereof or the application of such provision to any other persons or circumstances.

         (e) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (or one business day in the case of express mail or overnight courier service), as follows:

                  If to VitaminShoppe.com, to:
                  VitaminShoppe.com, Inc.
                  380 Lexington Avenue, Suite 1700
                  New York, NY  10168
                  Attention:  President and Chief Executive Officer

                  If to VSI, to:
                  Vitamin Shoppe Industries Inc.
                  4700 Westside Avenue
                  North Bergen,  NJ 07047
                  Attention:  President and Chief Executive Officer

         (f) No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

         (g) This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to the subject matter except as specifically set forth herein. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been executed and delivered by both parties.

         (h) This Agreement may be amended only by an instrument in writing signed on behalf of each party. As long as VSI owns at least 30% of the voting power of the capital stock of VitaminShoppe.com (as defined below), no material term of this Agreement may be amended or waived without the approval of a majority of the directors of VitaminShoppe.com who are not directors, officers or more than 5% stockholders of VSI (or the designee of a more than 5% stockholder).

         (i) This Agreement is for the sole benefit of the parties hereto. Nothing herein expressed or implied shall give or be construed to give to any other person or entity any legal or equitable rights hereunder.


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         (j) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. When reference is made in this Agreement to a paragraph, such reference shall be to a paragraph of this Agreement unless otherwise indicated.

         (k) The provisions of paragraphs 6, 7, 9 and 10 shall survive any termination of this Agreement.


                     [Remainder of Page Intentionally Blank]


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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        VITAMINSHOPPE.COM, INC.


                                        By: ___________________________________
                                            Name:  Kathryn H. Creech
                                            Title: President and Chief
                                                   Executive Officer


                                        VITAMIN SHOPPE INDUSTRIES INC.


                                        By: ___________________________________
                                            Name:  Jeffrey J. Horowitz
                                            Title: President and Chief
                                                   Executive Officer

                                    EXHIBIT A
                                Schedule of Marks

The Vitamin Shoppe name, logo and design
VitaminShoppe
VitaminShoppe.com
VitaminShop
VitaminShop.com
The Vitamin Shoppe Frequent Buyer Program